Exhibit 5.1

SILICON VALLEY ANN ARBOR BEIJING BOSTON LOS ANGELES NEW YORK SAN DIEGO SAN FRANCISCO SINGAPORE

August 14, 2018

Organovo Holdings, Inc.

6275 Nancy Ridge Drive

San Diego, California 92121

Re:	Registration Statement on Form S-8

Relating to 1,135,408 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Organovo Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to (i) 974,694 shares of Common Stock, par value $0.001 per share, (the “Common Stock”) of the Company issuable pursuant to the terms of an Inducement Award Stock Option Agreement (the “Inducement Award Stock Option Agreement”) and (ii) 160,714 shares of Common Stock issuable pursuant to the terms of an Inducement Award Restricted Stock Unit Agreement (the “Inducement Award Restricted Stock Unit Agreement”, and collectively with the Inducement Award Stock Option Agreement, the “Inducement Award Agreements”). The shares of Common Stock issuable pursuant to the Inducement Award Agreements are referred to herein as the “Shares”.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the (i) 974,694 Shares which may be issued upon exercise of the Inducement Award Stock Option Agreement and (ii) 160,714 Shares which may be issued in accordance with the terms of the Inducement Award Restricted Stock Unit Agreement, are duly authorized Shares, and, when issued against receipt of the consideration therefore in accordance with the provisions of the applicable Inducement Award Agreement will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in said Registration Statement.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP